Exhibit 99.1

Inuvo Prices Underwritten Public Offering of Common Stock Raising $4.1 Million

LITTLE ROCK, AR., July 11, 2019 (GLOBE NEWSWIRE) --  Inuvo, Inc. (NYSE American: INUV), a leading provider of marketing technology, powered by artificial intelligence that serves brands and agencies, today announced the pricing of an underwritten public offering of 13,750,000 shares of its common stock at a price of $0.30 per share. Inuvo has also granted to the underwriter of the offering a 30-day option to purchase up to an additional 2,062,500 shares of its common stock to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by Inuvo, Inuvo expects to receive net proceeds of approximately $3.8 million, assuming no exercise of the overallotment option. The offering is expected to close on July 15, 2019, subject to customary closing conditions.

Roth Capital Partners is acting as sole manager for the offering. Inuvo intends to use the net proceeds from the offering for general corporate purposes, including working capital and investment in its IntentKeyTM technology.

The shares of common stock described above are being offered by Inuvo pursuant to a shelf registration statement on Form S-3 (File No. 333-220317) previously filed with and subsequently declared effective by the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Inuvo
Inuvo®, Inc. (NYSE American: INUV) is a market leader in artificial intelligence, aligning and delivering consumer-oriented product & brand messaging strategies online based on powerful, anonymous and proprietary consumer intent data for agencies, advertisers and partners. To learn more, visit www.inuvo.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Inuvo Company Contact:
Wally Ruiz
Chief Financial Officer
Tel (501) 205-8397
wallace.ruiz@inuvo.com

Investor Relations:
KCSA Strategic Communications
Valter Pinto, Managing Director
Tel (212) 896-1254
Valter@KCSA.com